Exhibit 99
ProCentury Corporation Reports 2006 Second Quarter Results

COLUMBUS, Ohio, August 2, 2006 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the three months ended June 30, 2006 of $5.0 million, or $0.38 per diluted share, compared to net income of $4.0 million, or $0.30 per diluted share, for the same period in 2005. Net income for the six months ended June 30, 2006 was $9.6 million, or $0.73 per diluted share, compared to net income of $7.1 million, or $0.54 per diluted share, for the six months ended June 30, 2005.

Highlights for the quarter ended June 30, 2006 include:
•	A 25.7% increase in net income for the second quarter of 2006 compared to the second quarter of 2005;

•	A combined ratio of 94.3%;

•	Assets in excess of $500 million;

•	Book value per share of $9.58 at June 30, 2006 compared to $9.17 at December 31, 2005; and

•	An increase in gross written premium of 18.8% for the second quarter of 2006 compared to the second quarter of 2005.
Edward Feighan, ProCentury’s Chief Executive Officer said, “Our results for the first half of the year position us well to achieve the goals that we set out to accomplish in 2006. Our team has done a great job of expanding into new markets, and our disciplined approach to profitable underwriting and expense management has allowed us to increase net income by 36.0% on a year to date basis. The 20.2% year to date increase in gross written premium is ahead of our target for the year, but profitability remains our top priority.”

Results for the Second Quarter 2006
For the second quarter ended June 30, 2006, ProCentury’s net income increased by 25.7% to $5.0 million, or $0.38 per diluted share, compared to net income of $4.0 million, or $0.30 per diluted share for the same period in 2005.

The combined ratio was 94.3% for the second quarter of 2006 compared to 93.9% for the second quarter of 2005. The second quarter 2006 combined ratio includes a loss ratio of 62.0% and an expense ratio of 32.3%. This compares to a loss ratio of 61.8% and expense ratio of 32.1% for the second quarter of 2005.

Gross premiums written for the second quarter of 2006 increased by 18.8% to $65.7 million compared to $55.3 million for the same period in 2005. Premiums earned were $52.6 million in the second quarter of 2006, an increase of 22.2% compared to $43.0 million in the second quarter of 2005. Investment income for the second quarter of 2006 increased by 34.2% to $4.7 million compared to $3.5 million in the second quarter of 2005.

Results for the Six Months Ended June 30, 2006
For the six months ended June 30, 2006, ProCentury’s net income was $9.6 million, or $0.73 per diluted share, an increase of 36.0% from net income of $7.1 million or, $0.54 per diluted share, for the same period in 2005.

The combined ratio was 94.5% for the first six months of 2006 compared to 94.9% for the same period in 2005. The 2006 combined ratio for the first six months of the year consists of a loss ratio of 62.0% and an expense ratio of 32.5%. These compare to a loss ratio of 61.9% and an expense ratio of 33.0% for the same period in 2005.

For the six months ended June 30, 2006, gross premiums written were $123.7 million, an increase of 20.2% from $102.9 million for the same period in 2005. Premiums earned were $101.6 million for the first six months of 2006, up 20.1% compared to $84.5 million for the same period last year. Investment income for the six months ended June 30, 2006 was $9.1 million, an increase of 37.0% from $6.7 million reported for the first six months of 2005.

Future Outlook
The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.

The Company is increasing the top end of its range of expectations related to growth in gross written premiums for the year ended December 31, 2006. The Company expects gross written premium growth in the range of 15% to 17%. This is an increase from 15% previously communicated by the Company.

Other ProCentury News
•	On June 7, 2006, ProCentury paid a dividend of $0.035 per share to shareholders of record as of May 24, 2006. This was an increase of one-half cent compared to the dividend paid in April of 2006.

•	In July the company moved approximately 50 associates to a new facility near its headquarters in order to accommodate its current workforce and support future growth.
Conference Call ProCentury’s 2006 second quarter results will be discussed by management in more detail on Thursday, August 3, 2006 at 10:00 a.m. EDT.

To listen to the call, please dial 1-877-407-0782, approximately five minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EDT on August 3, 2006 until midnight on August 10, 2006. The access number for the replay is 1-877-660-6853. The account number is 286 and the conference ID is 208941. The replay will also be accessible through the company’s website at http://www.procentury.com.

About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its primary subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.

NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

			Six Months	Six Months
	Quarter Ended	Quarter Ended	Ended	Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Gross premiums written	$65,680	55,273	123,709	102,905
Net premiums written	$58,489	48,357	108,921	90,643
Premiums earned	$52,565	43,025	101,567	84,545
Net investment income	4,689	3,495	9,115	6,654
Net realized investment losses	(62)	(94)	(41)	(153)

Total revenues	57,192	46,426	110,641	91,046

Losses and loss expenses	32,575	26,587	63,014	52,314
Amortization of deferred policy acquisition costs	12,896	10,335	24,962	20,555
Other operating expenses	4,075	3,474	7,998	6,539
Severance expense	—	—	—	793
Interest expense	567	459	1,110	876

Total expenses	50,113	40,855	97,084	81,077

Income before income taxes	7,079	5,571	13,557	9,969
Income tax expense	2,054	1,572	3,932	2,891

Net income	$5,025	3,999	9,625	7,078

Net income per share:
Basic	$0.38	0.31	0.73	0.54

Diluted	$0.38	0.30	0.73	0.54

Weighted average of shares outstanding — basic	13,114,535	13,052,650	13,107,620	13,049,570

Weighted average of shares outstanding — diluted	13,247,528	13,121,314	13,224,050	13,127,469

Loss and loss expense ratio	62.0%	61.8%	62.0%	61.9%
Expense ratio	32.3%	32.1%	32.5%	33.0%

Combined ratio	94.3%	93.9%	94.5%	94.9%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

	June 30, 2006	December 31, 2005
Assets
Investments	$380,264	360,782
Cash	8,892	5,628
Premiums in course of collection, net	15,359	14,849
Deferred policy acquisition costs	22,906	20,649
Prepaid reinsurance premiums	10,282	10,989
Reinsurance recoverable on paid and unpaid losses, net	49,695	43,870
Other assets	22,317	17,378

Total assets	$509,715	474,145

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$234,951	211,647
Unearned premiums	102,277	95,631
Long term debt	25,000	25,000
Other liabilities	20,983	20,664

Total liabilities	383,211	352,942

Shareholders’ equity:
Capital stock, without par value	—	—
Additional paid-in capital	100,171	100,202
Retained earnings	33,611	24,846
Unearned share compensation	—	(695)
Accumulated other comprehensive loss, net of taxes	(7,278)	(3,150)

Total shareholders’ equity	126,504	121,203

Total liabilities and shareholders’ equity	$509,715	474,145

Book value per share	$9.58	9.17

Number of common shares outstanding	13,211,619	13,211,019

     Source: ProCentury
     Contact: Jeffrey Racz, 614-823-6302